EXHIBIT 15.5
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October 24, 2001

Dollar Thrifty Automotive Group, Inc.
5330 East 31st Street
Tulsa, Oklahoma 74l35

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Dollar Thrifty Automotive Group, Inc. and subsidiaries for the periods ended September 30, 2001 and 2000, as indicated in our report dated October 24, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, is incorporated by reference in Registration Statements No. 333-79603, No. 333-89189, No. 333-33144, No. 333-33146 and No. 333-50800 on Forms S-8.

We also are aware that the aforementioned report, pursuant to Rule 436 (c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP

Tulsa, Oklahoma